                                                                      EXHIBIT 11

Exhibit 11.0

                Statement re: Computation of per share earnings


Reconciliations of net income per share and net income per share, assuming dilution computations for the three and six months ended June 30, 2001 and 2000 are as follows (amounts in thousands, except share amounts):

                                                      Three Months Ended        Six months Ended
                                                           June 30,                June 30,
                                                      -------------------      -------------------
                                                        2001       2000          2001       2000
                                                      -------    --------      --------   --------
Numerator:

Net loss-numerator for basic and
     diluted net income (loss) per share               $(1,884)   $    63       $(4,735)   $  (977)
                                                       =======    =======       =======    =======
Denominator:
     Denominator for basic income (loss) per
        common share weighted average shares            29,912     27,853        29,133     27,422

Effect of dilutive securities-stock option                  --      3,755            --         --
                                                       -------    -------       -------    -------
Denominator for diluted income (loss) per
      common share                                      29,912     31,608        29,133     27,422
                                                       =======    =======       =======    =======

Potentially dilutive shares are excluded from the computation in loss periods, as their effect would be antidilutive.